EXHIBIT 99.1

Stamps.com Investor Contact:	Press Contact:
Stamp.com Investor Relations	Dena Cook
(310) 482-5830	Brew Media Relations
http://investor.stamps.com	(310) 526-8576
dena@brewpr.com

STAMPS.COM SUSPENDS NOL PROTECTIVE MEASURES

Shareholders may become 5% shareholders without restrictions

LOS ANGELES – JULY 28, 2010 – Stamps.com® (Nasdaq:STMP), the leading provider of USPS® postage online and shipping software solutions to approximately 400,000 customers, today announced that its Board of Directors approved a waiver from the Company’s net operating loss (“NOL”) protective provisions (the “NOL Protective Measures”) contained in Article IX of the Company’s amended and restated certificate of incorporation (the “Certificate”)  applicable to all persons or entities, including companies and investment firms. As a result, the shareholders of the Company are now allowed to become “5% shareholders” (as defined in the Certificate) and existing “5% shareholders” are allowed to make additional purchases of the Company’s stock each without having to comply with the restrictions contained in the NOL Protective Measures. The Company currently has approximately $230 million in Federal NOLs and $150 million in State NOLs, with a potential value of up to approximately $90 million in tax savings over the next 15 years.

Under the NOL Protective Measures, which were approved by the Company’s shareholders in 2008, any person or entity had to first obtain a waiver from the Board of Directors before becoming a new “5% shareholder.” In addition, any person or entity that was already a “5% shareholder” had to first obtain a waiver from the Board of Directors before making additional purchases of the Company’s stock.

On July 22, 2010, the Board of Directors approved the waiver from the NOL Protective Measures based on the reduced ownership shift levels as determined under Section 382 of the Internal Revenue Code.

“We are pleased that our diligence in protecting our $90 million NOL asset has been successful and that we’re now in a position to suspend the ownership restrictions for our current and prospective shareholders,” said the Company’s president and CEO Ken McBride.  “We would like to thank our shareholders in supporting this effort to preserve this asset over the past several years.”

Under Internal Revenue Code Section 382 rules, if a “change of ownership” is triggered, the Company’s NOL asset may be impaired. A change in ownership can occur whenever there is a shift in ownership by more than 50 percentage points by one or more “5% shareholders” within a three-year period. The Company estimates that as of June 30, 2010, the Company was at an approximately 24% ownership shift compared with the 50% level that would trigger impairment of its NOL asset.

The Board of Directors may revoke the waiver by board resolution at any time in the future if it deems that such revocation is necessary to once again protect against a Section 382 “ownership change” that would limit the Company’s ability to utilize its NOLs. In the event the Board of Directors considers revoking this waiver, it anticipates providing at least 90 days advance notice, to the extent possible.  Any future revocation of the waiver would not restrict shareholders ability to sell the Company’s stock.

Following any revocation of the waiver by the Board of Directors, the Board of Directors will seek the input of the Company's shareholders by giving the shareholders a non-binding advisory vote on whether the NOL Protective Measures should remain in effect at the Company's next annual meeting of shareholders following any such revocation.

About Stamps.com

Stamps.com (Nasdaq: STMP) is a leading provider of Internet-based postage services. Stamps.com's service enables small businesses, high-volume shippers, enterprise shippers, and consumers to print U.S. Postal Service-approved postage with just a PC, printer and Internet connection, right from their home or office. The Company targets its services to small businesses and home offices, and currently has PC Postage partnerships with Avery Dennison, Microsoft, HP, Office Depot, USPS and others.
Stamps.com, the Stamps.com logo and PhotoStamps are trademarks or registered trademarks of Stamps.com Inc. All other brands and names are property of their respective owners.